Exhibit 99.1

Atlas Financial Holdings Announces 2015 Second Quarter Financial Results

Company to Hold Conference Call on Tuesday, August 4, 2015 at 8:30 a.m. ET

Second Quarter 2015 Financial Performance Summary (comparisons to Second Quarter 2014 unless noted):

•	Gross premium written increased by 104.3% to $46.6 million, which included an increase of 107.7% in core commercial auto business

•	In-force premium at June 30, 2015 was $186.2 million

•
Operating income was $6.2 million for the three month period ended June 30, 2015, or $0.49 per diluted common share, compared to $2.6 million for the three month period ended June 30, 2014, or $0.23 per diluted common share

•	Combined ratio improved by 5.0 percentage points to 86.9%

•	Underwriting results improved to $5.0 million as compared to $1.9 million for the same quarter of the prior year

•	For the three month period ended June 30, 2015, net income was $3.9 million compared to $2.6 million for the three month period ended June 30, 2014

•	Basic earnings per common share, which does not contemplate the potential dilution from outstanding preferred shares and options, was $0.33

•	Net earnings per diluted common share were $0.31 representing an $0.08, or a 34.8%, increase from second quarter 2014

•	Book value per common share outstanding on June 30, 2015 was $9.48, compared to $9.08 at December 31, 2014 and $7.96 at June 30, 2014

•
Annualized after tax return on common equity was 13.7% in the second quarter 2015, which includes the effect of Atlas becoming a full U.S. tax payer in 2015. Return on common equity is equal to net income less preferred dividends the sum of which is divided by common equity; this formula is non-U.S. GAAP

Chicago, Illinois (August 3, 2015) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the second quarter ended June 30, 2015.

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “Atlas’ continued growth and strong combined ratio demonstrate the earnings power of our business in terms of margin. Our operating leverage as measured by net premium written to surplus was approximately 1.5x which positions the Company well to grow in the favorable market environment. The integration of Global Liberty has gone very smoothly and positions us for further expansion in the large and complex New York market. With the infrastructure and capital planning tools we have in place, we believe we can continue to grow nationwide, increasing our operating leverage in a responsible and managed way to continue to drive ROE. Our entire team is proud of the excellent results in the quarter and look forward to building on this success in subsequent quarters.”

The following is a presentation of the Company’s results:

Financial and Operational Review
Premium Written: For the three month period ended June 30, 2015, gross premium written increased 104.3% to $46.6 million compared to $22.8 million in the three month period ended June 30, 2014. Growth in gross premium written included $12.9 million of gross written premium related to the Global Liberty acquisition. Without the additional premium from Global Liberty, year over year growth would have been 47.9%. Organic growth and acquired premium coupled with improved pricing activity across the Company’s core lines continued to drive results. As at June 30, 2015, in-force premium was $186.2 million and the Company’s gross unearned premium reserve was $93.6 million.

Exhibit 99.1

Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes in 40 states. Compared to the three month period ended June 30, 2014, Atlas experienced growth in gross premium written in 31 states in the three month period ended June 30, 2015. In 12 of those 31 states, Atlas experienced quarter over quarter growth of greater than 100% due to a continuing positive response from both new and existing agents to Atlas' value proposition and the current market environment.

Combined Ratio: Atlas' combined ratio improved for the three month period ended June 30, 2015 to 86.9%, compared to 91.9% in the prior year period. The table below details the comparisons of each component of the Company's combined ratio for the periods indicated:

	Three Month Periods Ended
	June 30, 2015	June 30, 2014
Loss ratio	58.8%	61.9%
Underwriting expense ratio	28.1%	30.0%
Combined ratio	86.9%	91.9%

There were a number of factors that affected the Company’s operating ratios in the second quarter 2015, including:

•	The increase in the quota share reinsurance ceding percentage from 5% to 15%. The ceding commission related to the quota share is included as an offset to the acquisition cost ratio

•	Consolidating Global Liberty results for the full quarter

•	$15.5 million draw on the line of credit and associated interest expense which increased underwriting expense ratio by 0.4%

•	Share based compensation expense included in other underwriting expenses increased the ratio by 1.0% and 1.3% for the three month periods ended June 30, 2015 and 2014, respectively

Before the effect of quota share reinsurance, interest expense and the impact from share based compensation expense, Atlas’ other underwriting expense target remains in the range of 10% - 12% and its annualized run rate acquisition cost expectation remains at approximately 14.5% for a combined target expense ratio of 24.5% - 26.5%. As the Company continues the use of quota share, and potentially increases the percentage of ceded premiums, the impact on these two ratios individually will become more significant. As a result, the Company will begin to focus on the combination of these two ratios (“underwriting expense”) to demonstrate operating efficiency rather than focusing on each ratio individually. In the second quarter 2015, underwriting expense excluding debt treatment and share based compensation expenses was 26.7%.

•
Loss: The loss ratio relating to claims incurred in the three month period ended June 30, 2015 was 58.8% compared to 61.9% in the three month period ended June 30, 2014. The Company continues to see incremental opportunities to leverage decades of experience in the claims area coupled with opportunities to increase price during 2015. Atlas utilizes data and experience accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value in terms of claims and other areas of support.

•
Underwriting Expense: The ratio for the combination of acquisition costs and other underwriting expenses was near target levels at 26.7 % plus 1.4% of expenses related to the Company’s debt treatment and equity incentive plan for a total of 28.1% in the three month period ended June 30, 2015, as compared to 30.0% in the three month period ended June 30, 2014. The table below indicates the components of the underwriting expense ratio:

Exhibit 99.1

	Three Month Periods Ended
	June 30, 2015	June 30, 2014
Acquisition cost ratio	13.3%	14.9%
Other underwriting expense ratio	13.4%	13.8%
Underwriting expense ratio before interest and stock based compensation expenses	26.7%	28.7%
Interest expense ratio	0.4%	0%
Stock based compensation expense ratio	1.0%	1.3%
Underwriting expense ratio	28.1%	30.0%

The Company’s use of quota share reinsurance impact the acquisition cost and other underwriting expense ratio. On a pro-forma basis, as if there was no quota share reinsurance in place, these ratios for the second quarter of 2015 would have been 15.2% and 12.1%, respectively.

Underwriting Results: Underwriting results increased to $5.0 million for the three month period ended June 30, 2015, compared to $1.9 million in the same period of the prior year, representing a 167.4% increase.

Net Income before Taxes: Net income before taxes increased to $6.2 million for the three month period ended June 30, 2015, compared to $2.7 million in the same period of the prior year, representing a 132.0% increase.

Income Taxes: Atlas recognized tax expense of $2.2 million in the three month period ended June 30, 2015 compared to $100,000 in the three month period ended June 30, 2014 due to the impact of the valuation allowance reversals, which had offset the federal income tax expense for periods prior to 2015.

Net Income: Atlas reported net income of $3.9 million during the three month period ended June 30, 2015, compared to $2.6 million during the three month period ended June 30, 2014.

Operating Income is an internal performance measure used in the management of the Company's operations. It represents before-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings, non-recurring and atypical costs and other items. Operating Income should not be viewed as a substitute for U.S. Generally Accepted Accounting Principles (U.S. GAAP) net income. The table below reconciles U.S. GAAP net income to operating income ($ in '000's):

	Three Month Periods Ended
	June 30, 2015	June 30, 2014
U.S. GAAP net income	$3,936	$2,559
Add: income tax expense	2,232	100
Add: expenses incurred related to acquisitions	228	0
Less: net investment gains	44	97
Less: other income (expense)	125	0
Operating income	$6,227	$2,562

Atlas' Operating Income for the three month period ended June 30, 2015 was $6.2 million, or $0.49 per common share diluted, compared to $2.6 million, or $0.23 per common share diluted, in the three month period ended June 30, 2014.

Earnings per share (“EPS”): Atlas generated $0.31 per common share diluted for the three month period ended June 30, 2015. This compares to $0.23 per common share diluted as reported in the three month period ended June 30, 2014. If tax effected, last year’s earnings per common share diluted would have been $0.15 in the three month period ended June 30, 2014.

Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended June 30, 2015 and 2014:

Exhibit 99.1

	Three Month Periods Ended
	June 30, 2015	June 30, 2014
Weighted average common shares outstanding	12,008,624	10,597,515
Dilutive potential ordinary shares:
Dilutive stock options	218,852	156,124
Dilutive shares upon preferred share conversion	573,444	254,000
Dilutive average common shares outstanding	12,800,920	11,007,639

Balance Sheet/Investment Overview
Book Value: Book value per common share was $9.48 based on 12,008,624 common shares outstanding at June 30, 2015, compared to $9.08 based on 11,808,624 common shares outstanding at December 31, 2014.

Book value per common share of $9.48 increased by $0.40 relative to December 31, 2014 as follows:

•	$0.63 increase related to net income after tax and before items indicated below;

•	$0.01 increase related to the change in realized investment after tax;

•	($0.01) decrease related to the preferred share dividend liquidation;

•	($0.01) decrease related to the change in unrealized gains/losses after tax;

•	($0.09) decrease related to share based compensation; and

•	($0.13) decrease related to expenses incurred with the acquisition of subsidiaries.
$0.40        total change from December 31, 2014 book value per common share

Cash and Invested Assets: Cash and invested assets as of the period ended June 30, 2015 totaled $227.5 million as compared to $180.0 million as at December 31, 2014. Approximately $19 million of cash on hand was used in connection with the acquisition of Global Liberty Insurance Company of NY and affiliated companies in the first quarter of 2015. The increase in cash and invested assets was largely due to the addition of invested assets acquired with Global Liberty and the amounts drawn against the line of credit.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with overall durations that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At June 30, 2015 the average life and duration on the Company's portfolio was 4.5 and 3.6 years, respectively. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Investment Income / Yield: Atlas generated net investment income of $1.2 million and $679,000 for the quarters ended June 30, 2015 and 2014, as well as $44,000 and $97,000 of realized gains, respectively. This resulted in an overall annualized investment yield of 2.0% for the quarter ended June 30, 2015. The increase in net investment income and total realized yield are the result of the performance on other investments from the prior year period. The increase in average securities at cost is the result of the invested assets obtained with the Global Liberty acquisition and the amounts drawn against the line of credit.

Outlook
Mr. Wollney continued, “We are continuing to gain market share in the target areas in which we specialize. Deploying our hyper-focused model and strong value proposition, organic growth was achieved in mature states like Illinois, developing states like California and through acquisition in the largest geographic market in our niche, New York. Success in our specialized sector requires a unique understanding of the risks involved and a commitment to efficiently manage the highly transactional nature of our business. This is true across all aspects of our organization, including underwriting, claims and customer service. Numerous competitors, with a more general focus, have been unable or unwilling to replicate this model. We believe this will continue to create opportunity for Atlas to grow in a managed way, always focusing on underwriting profit and above average return on equity though the delivery of our customer centric business model as our guiding priorities.”

Exhibit 99.1

Conference Call Details
Date/Time:            Tuesday, August 4, 2015 - 8:30 a.m. ET

Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas".

An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q2-2015. Audio and a transcript of the call will be archived on the Company’s website.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., and Plainview Premium Finance Company, Inc. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, and Global Liberty Insurance Company of New York. Additional information about Atlas, including a copy of Atlas' 2014 Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2014 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Exhibit 99.1

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

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Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in '000s of US dollars, except for share and per share data)

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2015 (unaudited)	June 30, 2014 (unaudited)	June 30, 2015 (unaudited)	June 30, 2014 (unaudited)
Net premiums earned	$38,304	$23,306	$68,471	$45,260
Net investment income	1,191	679	1,711	1,458
Net realized investment gains	44	97	181	86
Other income	125	—	157	2
Total revenue	39,664	24,082	70,520	46,806
Net claims incurred	22,529	14,422	39,461	28,341
Acquisition costs	5,077	3,476	8,995	6,566
Other underwriting expenses	5,662	3,525	10,216	7,048
Expenses incurred related to Anchor acquisition and Gateway stock purchase agreement	228	—	1,920	—
Total expenses	33,496	21,423	60,592	41,955
Income from operations before income tax expense	6,168	2,659	9,928	4,851
Income tax expense	2,232	100	3,855	100
Net income attributable to Atlas	3,936	2,559	6,073	4,751
Less: Preferred share dividends	80	23	115	46
Net income attributable to common shareholders	$3,856	$2,536	$5,958	$4,705

Basic weighted average common shares outstanding	12,008,624	10,597,515	11,930,172	10,051,291
Earnings per common share, basic	$0.32	$0.24	$0.50	$0.47
Diluted weighted average common shares outstanding	12,800,920	11,007,639	12,714,450	10,448,492
Earnings per common share, diluted	$0.31	$0.23	$0.48	$0.45

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$3,936	$2,559	$6,073	$4,751

Other comprehensive income (loss):
Changes in net unrealized investment (losses) gains	(1,980)	1,253	(390)	2,521
Reclassification to income of net realized investment gains	189	74	195	112
Effect of income tax	609	(451)	66	(895)
Other comprehensive (loss) income for the period	(1,182)	876	(129)	1,738
Total comprehensive income	$2,754	$3,435	$5,944	$6,489

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in '000s of US dollars, except for share and per share data)

	June 30, 2015 (unaudited)	December 31, 2014
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $193,986 and $126,701)	$193,775	$126,949
Equity securities, at fair value (cost $2,148 and $2,220)	2,285	2,093
Other investments	15,504	14,366
Total Investments	211,564	143,408
Cash and cash equivalents	15,958	36,586
Accrued investment income	1,060	660
Accounts receivable and other assets (net of allowance of $725 and $560)	74,661	49,770
Reinsurance recoverables on amounts paid	4,481	2,230
Reinsurance recoverables on amounts unpaid	26,844	18,421
Prepaid reinsurance premiums	11,958	3,628
Deferred policy acquisition costs	10,162	8,166
Deferred tax asset, net	17,826	17,317
Intangible assets	5,916	740
Software and office equipment, net	2,886	2,819
Assets held for sale	166	166
Total Assets	$383,482	$283,911

Liabilities
Claims liabilities	$126,458	$102,430
Unearned premiums	93,594	58,950
Due to reinsurers and other insurers	9,369	2,456
Note payable	18,000	—
Other liabilities and accrued expenses	14,952	10,676
Total Liabilities	$262,373	$174,512

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 6,940,500 shares issued and outstanding at June 30, 2015 and 2,000,000 shares issued and outstanding at December 31, 2014. Liquidation value $1.00 per share	$6,941	$2,000

Ordinary voting common shares, par value per share $0.003, 266,666,667 shares authorized, 11,846,130 shares issued and outstanding at June 30, 2015 and 11,638,723 shares issued and outstanding at December 31, 2014	36	34

Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 132,863 shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—

Additional paid-in capital	196,902	196,079
Retained deficit	(82,721)	(88,794)
Accumulated other comprehensive (loss) income, net of tax	(49)	80
Total Shareholders’ Equity	$121,109	$109,399
Total Liabilities and Shareholders’ Equity	$383,482	$283,911